STRATEGIC COLLABORATION AGREEMENT

THIS AGREEMENT is entered into this 5th day of August 1999, by and between DaimlerChrysler Aerospace AG ("DASA"), a German corporation, acting through its Space Infrastructure Division, with offices located at Hunefeldstrasse 1-5, PO Box 105909, D-28059 Bremen, Germany ("DASA-RI"); and Spacehab, Inc., a Washington State corporation with offices located at Suite 814, 300 D Street, S.W., Washington, D.C. 20024, U.S.A. ("Spacehab") (DASA and Spacehab are hereafter collectively referred to as the "parties").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Spacehab develops, owns and operates pressurized and unpressurized modules and other equipment for use in transportation, research and logistical support on board the United States National Aeronautics and Space Administration ("NASA") Space Shuttle; and

     WHEREAS, DASA has been a shareholder in Spacehab since 1995; and

     WHEREAS, pursuant to a Collaboration Agreement effective July 24, 1995 (the "1995 Collaboration Agreement"), the parties have cooperated in the joint pursuit of technological innovations and new business opportunities in the environment of space; and

     WHEREAS, DASA has, as of August 2, 1999, entered into a Preferred Stock Purchase Agreement with Spacehab to increase its equity participation in Spacehab to approximately Eleven and One-Half Percent (11.50%) through the acquisition of shares in a new class of preferred stock (the "Spacehab Stock") with the view to becoming Spacehab's leading strategic investor (the "Subscription Agreement"); and

     WHEREAS, the parties have agreed to update and expand the scope of their Collaboration Agreement to reflect their current objectives in cooperating with one another on technical and financial grounds;

     WHEREAS, the parties envisage also cooperating beyond the scope defined in this Collaboration Agreement and will be free to propose additional business opportunities for one another's consideration;

     NOW, THEREFORE, in consideration for the mutual covenants and undertakings herein contained, the parties have agreed as follows:

     1. Exclusive Common Business Segments.

     1.1 The parties agree, during the term hereof, to collaborate technically and financially in the following areas of mutual technological interest (the "Exclusive Common Business Segments"):

          (a)  Human  space  flight   support  and  research   services  in  the
     unpressurized domain, including the development and procurement of required flight and ground hardware, software and related payloads; and

          (b) Acquisition, preparation and performance of sounding rocket missions excluding, however, DASA-RI's ongoing TEXUS and MAXUS programs, and

          (c)Inflatable structures excluding, however, the Inflatable Reentry and Descent Technology and its applications.

Schedule 1.1 attached hereto and hereby incorporated into and made a part of this Agreement sets forth the parties' agreed areas of collaboration within the Exclusive Common Business Segments as of the execution of this Agreement. It is understood that, except as set forth in sections 1.5, 1.6 and 2.4.2 below, the parties' engagement in new lines of business and activities falling within the Exclusive Common Business Segments beyond those addressed in Schedule 1.1 will hereafter be decided by the parties' Joint Management Committee pursuant to article 2 of this Agreement. The parties intend to invest jointly in the procurement of flight hardware and software as a prerequisite for offering to NASA and other customers a commercial service based on these assets and will also pursue other upcoming business opportunities in the Exclusive Common Business Segments.

     1.2 Within the framework of this cooperation, DASA will receive and Spacehab will place with DASA-RI contracts (preferably development contracts) with a value of at least $12 million (U.S.) by December 31, 2000 ("DASA-RI Minimum Contract Award").

     1.3 Based on their joint market assessment the parties agree that, during calendar year 2001 at least $13 million (U.S.) and in calendar year 2002 and beyond an average of $26 million in annual revenues (but in no event less than an aggregate of $65 million by the end of 2003) will be generated for DASA-RI through the parties' collaboration on the projects listed in Schedule 1.1 in sales to NASA and other customers. These revenues will be generated from (1) customer contracts for integration and operation services and (2) contracts for the leasing of hardware procured through the parties' joint investments, if any ("DASA-RI

Minimum Revenue"). These amounts are understood to be in addition to and not to include the value of the Minimum Contract Award defined in section 1.2 above. The average annual and aggregate revenues generated referred to in the first sentence of this Section 1.3 are subject to unforeseen events beyond the control of Spacehab which prevent Spacehab from generating such revenues despite Spacehab's reasonable best efforts to do so. Spacehab will take reasonable best efforts to minimize the effects of any unforeseen events.

     1.4 Spacehab agrees that, except as permitted under section 2.4.2 below, during the term of this Agreement, it will not enter into agreements with any third parties for engagement in work or cooperation falling within the Exclusive Common Business Segments.

     1.5 The parties hereby agree that any program already in development by either party shall be exempted from the terms of this Agreement.

     1.6 DASA-RI shall be free to pursue new business opportunities falling within the Exclusive Common Business Segments (except for projects in the United States in competition with business opportunities pursued by Spacehab), whether in Europe or elsewhere, without the participation of Spacehab.

     1.7 The parties may agree to collaborate jointly with third parties in any activities which they jointly undertake within the Exclusive Common Business Segments.

     2. Joint Management Committee.

     2.1 The parties' collaboration in the Exclusive Common Business Segments shall be conducted under the direction and oversight of a Joint Management Committee (the "Committee").

     2.2 The Committee shall be comprised of an equal number of representatives designated by Spacehab and DASA-RI. They shall choose their own chairman and adopt procedural rules of governance.

     2.3 The Committee shall meet at least four times a year and shall operate by consensus. Meetings may be held by telephone or other electronic means by which all members present may hear and be heard by one another.

     2.4 The Committee shall be responsible for overseeing the parties' implementation of the schedule of agreed lines of business and activities set forth in Schedule 1.1 hereto. To this end the Committee will periodically review all active joint projects. Spacehab will and DASA-RI, at its sole election, may present to the Committee during the term hereof additional or new commercial opportunities not reflected or addressed in Schedule 1.1 but falling within the Exclusive Common Business Segments. Such presentation will include a preliminary business plan indicating the key business parameters of the opportunity. Upon receipt of such a plan the Committee will do one of the following at its next meeting

          (a)  Agree that the candidate project shall be considered further, or

          (b) Agree that the candidate project should not be pursued as a joint project, in which case the proposing party shall be free to pursue the opportunity independently, or

          (c) Fail to agree on either (a) or (b), in which case section 2.4.2 below shall apply.

     2.4.1 In the case a decision is taken under paragraph (a) above, a project manager from each party shall be assigned to draft a business plan and a project plan to include proposed investments by the parties, if any, as well as the development and operations structures for implementation of the opportunity. The Committee shall review the completed business and project plan and either approve the project for implementation or decide that the project should not be pursued as a joint project. The Committee may approve complete implementation, or require the project manager to return for incremental authorization at specific milestones in the project plan.

     2.4.2  If  the  parties  elect  by  consensus  not  to  collaborate  on any commercial  opportunity  within the  Exclusive  Common  Business  Segments,  the proposing party shall be free to pursue such commercial opportunity independently from the other party, including, should it so elect, jointly with one or more third parties. If the parties, following repeated good faith efforts, fail to reach consensus on how to respond to any commercial opportunity within the Exclusive Common Business Segments presented to the Committee, the Committee shall refer the issue for resolution by the Chairman of Spacehab and the President of DASA-RI, who shall meet and confer on the subject in good faith. If, following such effort to resolve a bona fide deadlock between the parties, the parties are still unable to reach consensus on how to respond to the commercial opportunity within the Exclusive Common Business Segments, then either party shall be free to engage in the business opportunity in question.

     2.4.3 If the parties fail to reach consensus following the procedure defined in section 2.4.2 above, and one party elects to pursue the business opportunity on its own (the "Electing Party"), then the other party will have a right of first refusal to match bona fide proposals by third parties for subcontract work in pursuit of such opportunity for the Electing Party. Spacehab expressly agrees in such instance, however, not to compete with a then existing business opportunity of DASA-RI in Europe.

     2.5 As part of its consideration of any commercial opportunity for the parties falling within the Exclusive Common Business Segments (other than in cases where one party is acting in the capacity of a contractor to the other party pursuant to Section 2.4.3), the Committee shall determine the parties' respective ownership of intellectual property interests (including rights to seek patent protection) in any technology which will be jointly developed as a result of the parties' engagement in the commercial opportunity.

     2.6 In their consideration of new commercial opportunities within the Exclusive Common Business Segments, the parties, acting through their appointed members on the Committee, shall work in good faith to reach consensus. Neither party shall be entitled to abstain from good faith consideration of any opportunity brought before the Committee or deliberately to block or hinder the achievement of consensus on any such issue.

     2.7 The Spacehab Executive Committee and/or Board of Directors and the DASA-RI Board of Management shall have final authority on behalf of the respective party hereto to accept or reject any major determination by the Joint Management Committee, including any financial commitments required from the parties hereto, but they shall have no authority to alter or amend any such determination.

     3. Executive Exchange Program. Both parties agree to exchange executive level representatives of their companies for a period of up to three months each with the goal to achieve a better understanding of each other's structures and processes and thereby to optimize the efficiency of the collaboration.

     4. Term.

     4.1 The term of this Agreement shall commence concurrently with the initial closing of the Subscription Agreement and shall remain in effect until the earliest of the following:

     (a) Following the expiration of four (4) years from the effective date of this Agreement, upon sixty (60) days prior written notice of termination by either party (the "Notifying Party") to the other (the "Notified Party");

     (b) In the event that the DASA-RI Minimum Revenue is not met in 2001 or in 2002, upon thirty (30) days prior written notice of termination by DASA-RI to Spacehab; or

     (c) In the event that the DASA-RI Minimum Contract Award is not met by December 31, 2000, upon thirty (30) days prior written notice of termination by DASA-RI to Spacehab;

     (d) Immediately upon written notice of termination by the Notifying Party in the event the Notified Party breaches any material undertaking hereunder or in the Subscription Agreement and fails to cure such breach within fifteen (15) days of receiving notice of default from the Notifying Party.

     4.2 In the event of termination of this Agreement pursuant to paragraph (a) above, the parties will promptly enter into good faith negotiations to reach a mutual agreement on the discontinuation of joint projects and they will ensure that ongoing contractual obligations toward third parties are professionally fulfilled or wound up.


     5. Notices. Any notices provided under this Agreement shall be given in writing by facsimile, confirmed by registered mail postage prepaid, and shall be addressed as follows:

     If to DASA-RI:                     DaimlerChrysler Aerospace AG
                                        Space Infrastructure
                                        1-5 Huenefeldstrasse
                                        D-28199 Bremen
                                        Germany
                                        Attention:  Dr. Eckart Wolff
                                        Fax No.:  011-49-421-539-5000

     If to Spacehab:                    Spacehab, Incorporated
                                        300 D Street, S.W., Suite 814
                                        Washington, DC 20024
                                        Attention:  President
                                        Fax No.: (202) 488-3100

Notices provided in accordance with the terms hereof shall be deemed received upon receipt of the facsimile copy. Any changes to the foregoing addresses during the term hereof shall be promptly notified to the other party in accordance with the terms of this provision.

     6. Dispute Resolution. All disputes arising out of the interpretation or enforcement of this Agreement and not settled previously in an amicable manner shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with said rules. The arbitration proceeding shall take place in London, England, or at such other location as the parties may mutually agree, and shall be conducted in the English language. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered in any court of appropriate jurisdiction upon application by a party hereto.

     7. Miscellaneous Provisions.

     7.1 Governing Law. This Agreement, and any disputes arising under it, shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof.

     7.2 Assignment. Neither party hereto may assign any of its rights or delegate or otherwise transfer any of its duties under this Agreement without the prior written consent of the other party. This provision shall not apply in the event of any reorganization of either party or merger or acquisition of a party with or by a third party where the reorganized, merged or successor party is qualified to perform the terms of this Agreement.

     7.3 Waiver. The waiver of any right hereunder shall not be deemed to constitute a waiver of such right on any future occasion.

     7.4 Entire Agreement. This Agreement constitutes the full understanding of the parties regarding the subject matter hereof and supersedes all previous representations, communications and understandings of the parties, whether written or oral, including, but not limited to, the 1995 Collaboration Agreement, provided, however, that the Subscription Agreement, and the Non-Disclosure Agreement executed by the parties on March 30, 1999, shall survive in full force and effect in accordance with their terms.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures and seals below the first date indicated above, intending to be bound thereby.

DAIMLERCHRYSLER AEROSPACE           SPACEHAB, INC.
AG


By:                                 By:
   -----------------------------       ----------------------------

Title:                              Title:
      --------------------------          --------------------------


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


                                  Schedule 1.1

                      AGREED AREAS OF COLLABORATION WITHIN
                       EXCLUSIVE COMMON BUSINESS SEGMENTS
                      AS OF THE EXECUTION OF THIS AGREEMENT


     It is agreed that Spacehab shall, by December 31, 2000, award contracts to DASA-RI for work within the following areas of collaboration valued in the aggregate at no less than $12 million (U.S.):

1.       Consolidated Resupply/ISS Logistics

2.       ISS Services
         (a)  Commercial Station Reboost and Resupply Service
         (b)  Carrier Hardware Interface Adapters

3.       External ISS Research Facilities
         (a)  Quick External Science Tray
         (b)  Commercial Attached Payload Service
         (c)  EXPRESS/TEF

4.       Experiment Integration Services/ISS Research Services

5.       ISS Research Facilities
         (a)  Space-DRUMS (TM)
         (b)  TEMPUS

6.       X-37 Cradle

7. Spacehab Universal Communication System (provided DASA co-invests in the system), excepting developments and projects on said system already in process in accordance with Section 1.5 of the Agreement.